Free Writing Prospectus Filed Pursuant to Rule 433

To Prospectus dated November 30, 2017

Preliminary Prospectus Supplement dated April 30, 2020

Registration Statement File No. 333-221824

ANTHEM, INC.

Offering of:

$400,000,000 2.375% Notes due 2025 (the “2025 Notes”)

$1,100,000,000 2.250% Notes due 2030 (the “2030 Notes”)

$1,000,000,000 3.125% Notes due 2050 (the “2050 Notes”)

(the “Offering”)

Pricing Term Sheet dated

April 30, 2020

The information in this pricing term sheet relates to the Offering and should be read together with the preliminary prospectus supplement dated April 30, 2020 (the “Preliminary Prospectus Supplement”), including the documents incorporated by reference therein and the related base prospectus dated November 30, 2017, filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended (Registration Statement File No. 333-221824). Terms used but not defined herein, with respect to the Offering, have the meanings ascribed to them in the Preliminary Prospectus Supplement.

Company	Anthem, Inc., an Indiana corporation

Ratings*	Baa2 / A / BBB (Moody’s / S&P / Fitch)

Pricing Date	April 30, 2020

Trade Date	April 30, 2020

Settlement Date	May 5, 2020 (T+3)

Aggregate Principal Offering Amount	$400,000,000 for the 2025 Notes $1,100,000,000 for the 2030 Notes $1,000,000,000 for the 2050 Notes

Maturity Date	January 15, 2025 for the 2025 Notes May 15, 2030 for the 2030 Notes May 15, 2050 for the 2050 Notes

Coupon (Interest Rate)	2.375% for the 2025 Notes 2.250% for the 2030 Notes 3.125% for the 2050 Notes

Price to Public (Issue Price)	102.801% of the face amount for the 2025 Notes 99.625% of the face amount for the 2030 Notes 99.748% of the face amount for the 2050 Notes

Yield to Maturity	1.740% for the 2025 Notes 2.292% for the 2030 Notes 3.138% for the 2050 Notes

Spread to Benchmark Treasury	T + 140 basis points for the 2025 Notes T + 170 basis points for the 2030 Notes T + 190 basis points for the 2050 Notes

Benchmark Treasury	0.500% due March 31, 2025 for the 2025 Notes 1.500% due February 15, 2030 for the 2030 Notes 2.375% due November 15, 2049 for the 2050 Notes

Benchmark Treasury Price / Yield	100-25 / 0.340% for the 2025 Notes 108-20 / 0.592% for the 2030 Notes 128-02 / 1.238% for the 2050 Notes

Interest Payment Dates

January 15 and July 15, commencing July 15, 2020 for the 2025 Notes

May 15 and November 15, commencing November 15, 2020 for the 2030 Notes

May 15 and November 15, commencing November 15,2020 for the 2050 Notes

Optional Redemption Provisions

For the 2025 Notes: Prior to December 15, 2024 (the date that is one months prior to the maturity date), make-whole call at Treasury rate plus 20 basis points; par call at any time on or after December 15, 2024

For the 2030 Notes: Prior to February 15, 2030 (the date that is three months prior to the maturity date), make-whole call at Treasury rate plus 30 basis points; par call at any time on or after February 15, 2030

For the 2050 Notes: Prior to November 15, 2049 (the date that is six months prior to the maturity date), make-whole call at Treasury rate plus 30 basis points; par call at any time on or after November 15, 2049

Denomination	$1,000 and integral multiples of $1,000 in excess thereof

Day Count Convention	30/360

Payment Business Days	New York

CUSIP/ISIN Number	036752 AJ2 / US036752AJ29 for the 2025 Notes 036752 AN3 / US036752AN31 for the 2030 Notes 036752 AM5 / US036752AM57 for the 2050 Notes

Joint Book-Running Managers	BofA Securities, Inc. Wells Fargo Securities, LLC Deutsche Bank Securities Inc. Citigroup Global Markets Inc. U.S. Bancorp Investments, Inc.

Senior Co-Managers

Barclays Capital Inc.

Credit Suisse Securities (USA) LLC

Goldman Sachs & Co. LLC

J.P. Morgan Securities LLC

Mizuho Securities USA LLC

Morgan Stanley & Co. LLC

PNC Capital Markets LLC

SunTrust Robinson Humphrey, Inc.

Junior Co-Managers	Fifth Third Securities, Inc. UBS Securities LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

It is expected that delivery of the notes will be made against payment thereof on or about May 5, 2020, which will be the third business day following the date of the pricing of the notes (such settlement being referred to as “T+3”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are generally required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date hereof will be required, by virtue of the fact that the notes will initially settle in T+3, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates (File No. 333-221824). Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and the Offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the Offering will arrange to send you the base prospectus and the Preliminary Prospectus Supplement if you request them by calling BofA Securities, Inc. at 1-800-294-1322, Deutsche Bank Securities Inc. at 800-503-4611 or Wells Fargo Securities, LLC at 1-800-645-3751.

This communication should be read in conjunction with the Preliminary Prospectus Supplement and the accompanying base prospectus. The information in this communication supersedes the information in the Preliminary Prospectus Supplement and the accompanying base prospectus to the extent inconsistent with the information in the Preliminary Prospectus Supplement and the accompanying base prospectus.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.